Exhibit 99.1

WorldGate Releases Second Quarter 2005 Results

Quarter Marked By Initial Commercial Revenues For Ojo Video Phone

Trevose, Pa., August 15, 2005 – WorldGate Communications, Inc. (NASDAQ: WGAT) today announced its financial results for the second quarter of 2005. The quarter was marked by the achievement of several milestones important for the commercial viability of our product. Key recent operating highlights during and subsequent to the second quarter include:

•                  Ojo was commercially launched, with initial retail sales commencing in April, 2005.

•                  Product distribution was initiated and expanded by Motorola to over 250 premium retail outlets.

•                  Ojo was received favorably by retailers and consumers with 85% of consumers surveyed indicating that the product met or exceeded their expectations.

•                  WorldGate’s total net revenues for the quarter were approximately $1.4 million, marking the initial revenues associated with the commercialization of Ojo.

•                  The first true-to-life video phone call was conducted over a satellite broadband network connection.

•                  Ojo was honored by winning the Gold Medal in the coveted 2005 Taiwan National Symbol of Excellence awards competition which showcases the finest products produced in Taiwan.

•                  WorldGate received notification from the United States Patent and Trademark Office of allowance of its patent application for the design of the Ojo phone.

•                  The Company completed a private placement of $17.5 million of its common stock and warrants that will allow expansion of its research and development effort to broaden the Ojo line of video phone products.

•                  Texas Instruments Incorporated showcased Ojo in its ‘Toy Tour,’ a multi-city and multi-nation traveling tour which highlights the latest, most innovative consumer electronics based on TI technology.

Financial Summary:

Total gross revenues from continuing operations for the three months ended June 30, 2005 were $1.8 million. These revenues represent the initial deliveries of commercial video phones to Motorola. Net revenues were $1.4 million as the Company provided a launch discount of $0.4 million on a predetermined number of initial units. This discount will be eliminated as our planned near term manufacturing cost reductions are implemented.  There were no revenues from continuing operations during the second quarter ending June 30, 2004.

For the second quarter ending June 30, 2005 WorldGate reported a loss available to common shareholders of $0.5 million. The loss available to common shareholders for the quarter includes a non-cash gain of $2.5 million as a result of a change in fair value of outstanding warrants and the preferred stock conversion elements of the private placement funding we received in June, 2004. FAS 133 “Accounting for Derivative Instruments and Hedging Activities” requires that the fair value of the warrants and preferred stock conversion options we have issued as part of our June 2004 private placement be recorded into our financial statements as liabilities.  In addition, this standard requires that we revalue these instruments each quarter to reflect their current value in light of the current market price of our common stock. The $2.5 million gain is the result of this mark-to-market adjustment as of June 30, 2005 and reflects the change in the price of our common stock from $3.90 as of March 31, 2005 to $3.24 at June 30, 2005. It is important to note that this gain has no cash effect and that over the life of the instruments, the cumulative non-cash mark-to-market adjustments of gains and losses will offset and net to $0.

The loss from continuing operations for the second quarter ending June 30, 2005, excluding the above non cash gains related to the June 2004 private placement, was $2.9 million, which is $0.3 million greater than the loss for the first quarter ending March 31, 2005 of $2.6 million and $0.6 million greater than the $2.3 million operating loss in the second quarter ending June 30, 2004.

Per share loss available to common shareholders on a fully diluted basis for the quarter ending June 30, 2005 was $0.02 compared to a per share loss of $0.07 for the quarter ending June 30, 2004. The decrease primarily reflects a non-cash gain per share of $0.07 in the quarter ending June 30, 2005 resulting from the change in fair value of outstanding warrants and the preferred stock conversion elements of the private placement funding we received in June 2004.

During the second quarter of 2005, investors in the June 2004 private placement also converted 4,250 redeemable preferred shares into 1.8 million shares of the Company’s common stock at a conversion price of $2.35. This conversion reduces the Company’s liabilities, increases the net equity of the Company, eliminates dividend obligations associated with these preferred shares going forward, and will reduce the quarter to quarter fluctuations in losses or gains resulting from the change in fair value of the preferred stock conversion element of the private placement funding. As of June 30, 2005 2,425 preferred shares of the Series A Preferred Stock remain outstanding.

In August, 2005, the Company completed a private placement of $17.5 million of its common stock and warrants with several institutional investors. The Company issued 4,666,664 shares of its common stock at $3.75 per share to the participating investors. The Company also issued five-year warrants to purchase a total of 1,633,333 shares of its common stock, with an exercise price of $5.00 per share. The investors also received an additional investment right, for a limited period of time, to purchase 1,554,000 additional shares of common stock at $4.12 a share.

Cash and cash equivalents were $7.5 million as of June 30, 2005, compared to $9.9 million at March 31, 2005 and $10.3 million at June 30, 2004. The Company believes that the additional cash raised in August 2005 will provide sufficient funds for ongoing operations at least into 2007, even with our increased R&D efforts.

Management Comments:

“The second quarter was a very significant quarter for WorldGate and for the advancement of video telephony” noted Hal Krisbergh, WorldGate Chairman and CEO. “With the start of commercial shipments of our high quality Motorola Ojo video phone and the expansion of retail distribution by Motorola we have established the reality of video telephony and Ojo as the leader in this space.”  Krisbergh continued, “In addition we are extremely pleased that several former investors have shown confidence in the Company by again investing in Ojo. The recently raised funds will be used primarily for expansion of the Company’s research and development effort to broaden the Ojo line of video phone products that will enable our Ojo product line to reach a broader consumer audience and will also enhance the Company’s competitive positioning.”

Conference Call:

The Company has scheduled a conference call for Tuesday, August 16th, 2005 at 8:30 AM to discuss the status of its Ojo Video phone and second quarter 2005 financial results.  The conference call telephone number is 877-329-9147.  The conference ID is 8403085.  A replay of the conference call will be available for one week after the call at 800-642-1687 using the same ID number.

Financial Tables:

WorldGate Communications - Statement of Operations
(in thousands, except per share and share data)

(Unaudited)

	Three Months Ended June 30,
	2005	2004
Total Revenues	$1,789	$0
Less: Product Launch Discount	(390)	0
Net Revenues	1,399	0
Cost of Revenues	1,266	0
Gross Margins	133	0

Engineering and Operations	1,373	799
Sales and Marketing	640	408
General and Administrative	887	1,001
Depreciation and Amortization	171	102
Total Operating Expenses from continuing operations	3,071	2,310

Loss from continuing operations	(2,938)	(2,310)
Change in fair value of warrants and conversion option	2,466	348
Other Income, net	106	11
Net Loss from continuing operations	(366)	(1,951)
Income from discontinued operations	0	7
Net Loss	(366)	(1,944)
Accretion on preferred stock and dividends	(139)	(31)
Net Loss available to common shareholders	$(505)	$(1,975)

Loss from continuing operations per common share
Basic	$(0.01)	$(0.07)
Fully Diluted	$(0.01)	$(0.07)
Income from discontinued operations per common share
Basic	$0.00	$0.00
Fully Diluted	$0.00	$0.00
Net Loss per common share
Basic	$(0.01)	$(0.07)
Fully Diluted	$(0.01)	$(0.07)
Net Loss available to common shareholders per common share
Basic	$(0.02)	$(0.07)
Fully Diluted	$(0.02)	$(0.07)
Weighted average common shares outstanding
Basic	33,546,229	27,898,268
Fully Diluted	33,546,229	27,898,268

	Six Months Ended June 30,
	2005	2004
Total Revenues	$1,967	$0
Less: Product Launch Discount	(390)	0
Net Revenues	1,577	0
Cost of Revenues	1,390	0
Gross Margins	187	0

Engineering and Operations	2,679	1,599
Sales and Marketing	1,018	599
General and Administrative	1,734	2,674
Depreciation and Amortization	342	204
Total Operating Expenses from continuing operations	5,773	5,076

Loss from continuing operations	(5,586)	(5,076)
Change in fair value of warrants and conversion option	7,642	348
Other Income, net	172	17
Net Income (Loss) from continuing operations	2,228	(4,711)
Income from discontinued operations	0	29
Net Income (Loss)	2,228	(4,682)
Accretion on preferred stock and dividends	(635)	(31)
Net Income (Loss) available to common shareholders	$1,593	$(4,713)

Income (Loss) from continuing operations per common share
Basic	$0.07	$(0.17)
Fully Diluted	$0.06	$(0.17)
Income from discontinued operations per common share
Basic	$0.00	$0.00
Fully Diluted	$0.00	$0.00
Net Income (Loss) per common share
Basic	$0.07	$(0.17)
Fully Diluted	$0.06	$(0.17)
Net Income (Loss) available to common shareholders per common share
Basic	$0.05	$(0.17)
Fully Diluted	$0.06	$(0.17)
Weighted average common shares outstanding
Basic	32,569,598	27,380,133
Fully Diluted	38,432,028	27,380,133

WorldGate Communications – Consolidated Balance Sheet Data
(in thousands)

(Unaudited)

	June 30, 2005	December 31, 2004
Cash and Cash Equivalents	$7,520	$11,840
Trade Receivables	1,075	0
Other Receivables	40	28
Inventory	1,004	46
Total Assets	9,993	13,822
Total Liabilities	7,339	16,399
Redeemable Preferred Stock	1,858	2,995
Total Stockholders’ Equity/(Deficiency)	2,500	(5,572)

About WorldGate Communications Inc.

WorldGate is in the business of developing, manufacturing and distributing video phones for personal and business use, to be marketed with the Ojo brand name. The Ojo video phone is designed to conform with industry standard protocols, and utilizes proprietary enhancements to the latest technology for voice and video compression to deliver quality, real time video images that are synchronized with the accompanying sounds. Ojo video phones are designed to operate on the high speed data infrastructures of cable and DSL providers. WorldGate has applied for patent protection for its unique technology and techno-futuristic design that contribute to the functionality and consumer appeal offered by the Ojo video phone. WorldGate believes that this unique combination of design, technology and availability of broadband networks allow for real life video communication experiences that were not economically or technically viable a short time ago.

More information on WorldGate and the Ojo Personal Video Phone can be accessed at www.wgate.com. WorldGate is traded on NASDAQ under the symbol WGAT.  WorldGate and Ojo are trademarks of WorldGate Service, Inc. MOTOROLA and the Stylized M Logo are registered in the US Patent & Trademark Office.

This press release may contain forward-looking statements that are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Expressions of future goals and similar expressions including, without limitation, expressions using the terminology “may,” “will,” “believes,” “plans,” “expects,” “anticipates,” “predicts,” “forecasts,” and expressions which otherwise reflect something other than historical fact are intended to identify forward-looking statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, the ability to fund operations or raise additional capital if needed and the other factors described in the Company’s filings with the Securities and Exchange Commission. The actual results may differ materially from any forward-looking statements due to such risks and uncertainties. No obligation is undertaken to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Joel Boyarski

Senior Vice President

Chief Financial Officer

215-354-5312